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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) and related Prospectus of World Wireless Communications, Inc. for the registration of 4,000,000 shares of common stock, and to the use therein of our report dated March 7, 1997 with respect to the consolidated financial statements of World Wireless Communications, Inc. and subsidiaries, and our report dated March 4, 1997 (except for the second paragraph of Note 2, as to which the date is September 15, 1997), with respect to the consolidated financial statement of Digital Radio Communications Corporation and subsidiaries.


                                   /s/  HANSEN, BARNETT & MAXWELL
                                   ---------------------------------------
                                   HANSEN, BARNETT & MAXWELL



Salt Lake City, Utah
October 17, 1997